Exhibit 1

Media Relations Jorge Pérez +52 (81) 8888 4334 mr@cemex.com	Investor Relations Eduardo Rendón +52 (81) 8888 4256 ir@cemex.com	Analyst Relations Luis Garza +52 (81) 8888 4136 ir@cemex.com

CEMEX ANNOUNCES EXTENSION OF EARLY TENDER
PERIOD AND WITHDRAWAL DEADLINE IN EXCHANGE
OFFERS FOR ITS 2014 EUROBONDS AND PERPETUAL
SECURITIES

MONTERREY, MEXICO. March 11, 2012 – CEMEX, S.A.B. de C.V. (NYSE: CX) (“CEMEX”) announced today the extension of the early tender date for its five separate exchange offers (the “Exchange Offers”) being made on a private placement basis to exchange currently outstanding Euro-denominated 4.75% Notes due 2014 (the “Eurobonds”) and outstanding series of Perpetual Debentures for new senior secured notes to be denominated in Dollars or in Euros, as described below, until 11:59 p.m., New York City time, on March 23, 2012 (the “Revised Early Tender Date”), which coincides with the scheduled expiration for the Exchange Offers.  CEMEX also announced today the extension of the withdrawal deadline for the Exchange Offers until 5:00 p.m., New York City time, on March 12, 2012 (the “Revised Withdrawal Deadline”).

Results as of 5:00 p.m., New York City Time, on March 9, 2012
Security Tendered	Approximate Aggregate Principal Amount Tendered	Approximate Percentage of Outstanding Amounts, by Series (excluding those owned by CEMEX, if any)
Eurobonds	€472,200,000	53%
C5 6.196% Perpetual Debentures	U.S.$37,500,000	34%
C8 6.640% Perpetual Debentures	U.S.$147,200,000	51%
C10 6.722% Perpetual Debentures	U.S.$157,100,000	45%
C10-EUR 6.277% Perpetual Debentures	€76,400,000	52%

The amount of Dollar-denominated new secured notes to be received by holders of Eurobonds and by holders of 6.277% Fixed-to-Floating Rate Callable Perpetual Debentures who elected to receive such notes will be calculated at an exchange rate of U.S.$1.3191 per Euro, as described below.

The Revised Early Tender Date will coincide with the scheduled expiration of the Exchange Offers at 11:59 p.m., New York City time, on March 23, 2012, unless extended or earlier terminated (which CEMEX may do in its absolute discretion).

The Exchange Offers were launched on February 27, 2012, and all other terms of the Exchange Offers, as set forth in the offering memoranda dated February 27, 2012, remain unchanged from the terms announced at launch.  The issuer of the new senior secured notes is CEMEX España, S.A., acting through its Luxembourg branch (the "Issuer"). The Issuer is offering to exchange:

1.
9.875% Euro-denominated Senior Secured Notes due 2019 (the “Euro Notes”) issued by the Issuer and guaranteed by CEMEX and its subsidiaries, CEMEX México, S.A. de C.V. (“CEMEX México”) and New Sunward Holding B.V. (“New Sunward,” and together with CEMEX and CEMEX México, the “Guarantors”) or, at the option of the holder, 9.875% U.S. Dollar-denominated Senior Secured Notes due 2019 (the “Dollar Notes,” and together with the Euro Notes, the “New Notes”) issued by the Issuer and guaranteed by the Guarantors, for any and all of the currently outstanding Eurobonds issued by CEMEX Finance Europe, B.V. and guaranteed by CEMEX España, S.A., at €950 per €1,000 principal amount tendered;

2.
Dollar Notes for any and all of the U.S. Dollar-denominated 6.196% Fixed-to-Floating Rate Callable Perpetual Debentures issued by C5 Capital (SPV) Limited, at U.S.$600 per U.S.$1,000 principal amount tendered;

3.
Dollar Notes for any and all of the U.S. Dollar-denominated 6.640% Fixed-to-Floating Rate Callable Perpetual Debentures issued by C8 Capital (SPV) Limited, at U.S.$700 per U.S.$1,000 principal amount tendered;

4.
Dollar Notes for any and all of the U.S. Dollar-denominated 6.722% Fixed-to-Floating Rate Callable Perpetual Debentures issued by C10 Capital (SPV) Limited, at U.S.$725 per U.S.$1,000 principal amount tendered; and

5.
Euro Notes or, at the option of the holder, Dollar Notes for any and all of the Euro-denominated 6.277% Fixed-to-Floating Rate Callable Perpetual Debentures issued by C10-EUR Capital (SPV) Limited, at €615 per €1,000 principal amount tendered.

Eligible holders of the Eurobonds who properly tender their Eurobonds by the Revised Early Tender Date and do not validly withdraw their Eurobonds by the Revised Withdrawal Deadline will receive an early participation fee of €50 per €1,000 of principal amount tendered. Eligible holders of the Perpetual Debentures who properly tender their Perpetual Debentures by the Revised Early Tender Date and do not validly withdraw their Perpetual Debentures by the Revised Withdrawal Deadline will receive an early participation fee of U.S.$30 per U.S.$1,000 of principal amount tendered for the U.S. Dollar-denominated Perpetual Debentures, and €30 per €1,000 of principal amount tendered for the Euro-denominated Perpetual Debentures. The early participation fee will be paid in the form of additional principal amount of New Notes in denominations of €1,000 principal amount of Euro Notes or U.S.$1,000 principal amount of Dollar Notes, as applicable, with the total amount of consideration rounded down to the nearest €1,000 or U.S.$1,000, as the case may be. Eligible holders that properly tender their securities will not be able to validly withdraw them after the Revised Withdrawal Deadline.

As of 5:00 p.m., New York City time, on March 9, 2012, the following approximate amounts had been properly tendered and not withdrawn, by series:

(1)	€472,200,000 in aggregate principal amount (or 53%) of outstanding Eurobonds (excluding those owned by CEMEX, if any).

(2)	U.S.$37,500,000 in aggregate principal amount (or 34%) of outstanding U.S. Dollar-denominated 6.196% Fixed-to-Floating Rate Callable Perpetual Debentures (excluding those owned by CEMEX, if any).

(3)	U.S.$147,200,000 in aggregate principal amount (or 51%) of outstanding U.S. Dollar-denominated 6.640% Fixed-to-Floating Rate Callable Perpetual Debentures (excluding those owned by CEMEX, if any).

(4)	U.S.$157,100,000 in aggregate principal amount (or 45%) of outstanding U.S. Dollar-denominated 6.722% Fixed-to-Floating Rate Callable Perpetual Debentures (excluding those owned by CEMEX, if any).

(5)	€76,400,000 million in aggregate principal amount (or 52%) of outstanding Euro-denominated 6.277% Fixed-to-Floating Rate Callable Perpetual Debentures (excluding those owned by CEMEX, if any).

In the event holders of Eurobonds and holders of 6.277% Fixed-to-Floating Rate Callable Perpetual Debentures elect to receive Dollar Notes, the amount of Dollar Note consideration to be received by such holders will be calculated by multiplying the applicable Euro consideration by 1.3191, which represents the Euro-Dollar exchange rate published by the European Central Bank on March 9, 2012.  This exchange rate shall remain fixed for the duration of the Exchange Offers.

The Exchange Offers are being made under Section 4(2) of the Securities Act of 1933, as amended (the
“Securities Act”), within the United States only to “qualified institutional buyers” (as defined in Rule 144A under the Securities Act), and outside the United States to persons that are not “U.S. persons,” as such term is defined in Rule 902(k) of Regulation S under the Securities Act and who would be participating in any transaction in accordance with Regulation S. The New Notes to be offered have not been registered under the Securities Act and may not be offered or sold in the United States absent an applicable exemption from registration requirements. This press release does not constitute an offer to sell or the solicitation of an offer to buy Eurobonds, Perpetual Debentures or New Notes in any jurisdiction in which such an offer or sale would be unlawful.

The information contained in this announcement does not constitute an invitation or inducement to engage in investment activity within the meaning of the United Kingdom Financial Services and Markets Act 2000. In the United Kingdom, this announcement is being distributed only to, and is directed only at (i) investment professionals who have professional experience in matters relating to investments falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended (the "Order"), or (ii) high net worth entities, and other persons to whom it may lawfully be communicated, falling within Article 49(2)(a) to (d) of the Order (all such persons together being referred to as "Relevant Persons"). The information contained in this announcement must not be acted on or relied on in the United Kingdom by persons who are not Relevant Persons. In the United Kingdom, the New Notes are only available to, and any investment or investment activity to which this announcement relates is available only to  Relevant Persons, and will be engaged in only with such persons. Any person who is not a Relevant Person should not act or rely on the information contained in this announcement.

The New Notes will not be registered with the National Securities Registry, maintained by the Mexican National Banking and Securities Commission, and may not be offered or sold publicly in Mexico. The New Notes may be offered in Mexico to qualified and institutional investors, pursuant to the private placement provisions set forth in Article 8 of the Mexican Securities Market Law.

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This press release contains forward-looking statements and information that are necessarily subject to risks, uncertainties, and assumptions. No assurance can be given that the offerings described herein will be consummated or as to the terms of any such offering. CEMEX assumes no obligation to update or correct the information contained in this press release.

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